UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   November 9, 2004

inTEST Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-22529 (Commission File Number)	22-2370659 (I.R.S. Employer of Incorporation)

7 Esterbrook Lane, Cherry Hill, New Jersey 08003
(Address of Principal Executive Offices, including Zip Code)

Registrant's telephone number, including area code:   (856) 424-6886
[ ]	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.    Costs Associated with Exit or Disposal Activities

On November 15, 2004, inTEST Corporation (the "Company") announced it is making organizational changes and cost structure adjustments as part of its continuing efforts to effectively meet the needs and expectations of the fluid ATE market. These changes will give divisional General Managers increased responsibility for marketing sales, and service, thus allowing for the reduction of corresponding central corporate staff. Specific actions include the elimination of four executive-level positions, certain salary and benefit adjustments and an approximately 18% reduction in domestic head count. During the fourth quarter of 2004, the Company expects it will incur total costs related to these actions in the range of $475,000 to $525,000 for severance. The Company expects its completed actions will reduce its annual operating expense structure by approximately $4.5 million. The Company committed to this course of action on November 9, 2004 and expects to complete the implementation of these actions during the fourth quarter of 2004. The Company's press release is attached to this Current Report as Exhibit 99 and is incorporated by reference herein.

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)   Effective November 9, 2004, Steve G. Radakovich no longer served as the Chief Operating Officer of the Company, which position has been eliminated. The principal functions of the position of Chief Operating Officer of the Company will be assumed by Robert E. Matthiessen, the Company's President and Chief Executive Officer and the several General Managers of each of the Company's divisions.

Item 8.01.    Other Events.

On November 15, 2004, the Company issued a press release regarding organizational changes and cost structure adjustments the Company has implemented. The Company's press release is attached to this Current Report as Exhibit 99 and is incorporated by reference herein. See also Item 2.05.

Item 9.01.    Financial Statements and Exhibits.

(c)   Exhibits:

99  Press Release, dated November 15, 2004

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

inTEST CORPORATION

By: /s/ Hugh T. Regan, Jr.
        Hugh T. Regan, Jr.
        Secretary, Treasurer and Chief Financial Officer

Date:   November 15, 2004

EXHIBIT INDEX

99  Press Release, dated November 15, 2004